UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – August 12, 2011

CHANTICLEER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

11220 Elm Lane, Suite 203, Charlotte, NC  28277
(Address of principal executive offices)

(704) 366-5122
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On August 12, 2011 (the “Closing Date’), Chanticleer Holdings, Inc. (the “Company”) and Paragon Commercial Bank (“Paragon”) entered into a credit agreement (the “Credit Agreement”).  The Credit Agreement provides for a $2 million revolving credit facility with a one (1) year term from the Closing Date.  The Credit Agreement is available to be drawn at the Company’s discretion to finance investments in new business ventures and for the Company’s general corporate working capital requirements in the ordinary course of business.

Borrowings under the Credit Agreement bear interest at the greater of:  (i) floor rate of 4.50% or (ii) the Wall Street Journal’s prime plus rate (currently 3.25%) plus 0.50%.  All unpaid principal and interest are due one (1) year after the Closing Date.  Any borrowings are secured by a lien on all of the Company’s assets.  The obligations under the Credit Agreement are guaranteed by Mike Pruitt, the Company’s Chief Executive Officer.

In addition, the Company entered in a Collateral Agreement pursuant to which Michael Haley pledged cash collateral of $2 million to Paragon to secure any borrowings.  The Collateral Agreement bears interest on amounts drawn at the rate of 1.00% monthly, payable in arrears.  The Company also granted to Mr. Haley ten (10) year common stock warrants to purchase 200,000 shares at $2.75 per share and 225,000 shares at $3.50 per share.  The warrants contain standard anti-dilution provisions.

On August 18, 2011, the Company issued a press release announcing that it had entered into a Credit Agreement with Paragon.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated August 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chanticleer Holdings, Inc.

August 18, 2011	By:	/s/ Michael D. Pruitt
Name: Michael Pruitt Title: Chief Executive Officer